EXHIBIT 6

EXHIBIT 6

JOINT FILING AGREEMENT

The Reporting Persons have agreed that a single Schedule 13D (or any amendment thereto) relating to the Common Stock of Galyan’s Trading Company, Inc. shall be filed on behalf of each of the Reporting Persons. Note that copies of the applicable agreement are already on file with the appropriate agencies.